Reading International Announces Exceptional Quarter
• Reported EBITDA(1) of $14.5 million for the 2005 Quarter
• Revenue from continuing operations was up 24.2% over the 2004 Quarter, to $24.9 million
• Sale of Puerto Rico Cinema Assets for $2.3 million plus assumed liabilities
Los Angeles, California, — (PR NEWSWIRE) – August 9, 2005 – Reading International, Inc. (AMEX: RDI) announced today a milestone quarter ended June 30, 2005, in which we advanced the geographic focus of our operations, in line with our stated business plan, by disposing of our Puerto Rico cinema assets and by exchanging our Glendale, California office building for the land interest underlying our Cinemas 1, 2 & 3 in Manhattan.
Second Quarter 2005 Highlights
•	Sale of our Puerto Rico circuit for $2.3 million plus assumed liabilities, generating a gain on sale of $1.6 million.

•	Sale of our Glendale California office building, our last remaining domestic property that had no entertainment component, for $21.0 million, resulting in a gain of $12.0 million.

•	Completion of the purchase of the underlying fee interest in one of our Manhattan cinemas, for a total purchase price of $12.2 million.

•	Revenue from continuing operations at $24.9 million increased 24.2% compared to Q2 2004, notwithstanding a decline in gross revenues per screen.

•	Reported EBITDA(1)at $14.5 million, includes $13.6 million of gain on sale of the Puerto Rico circuit and the Glendale office building. Excluding this gain our EBITDA(1) was $0.9 million compared to $3.3 million in Q2 2004.

(1)	The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Second Quarter 2005 Discussion
     In line with our stated objective to dispose of, or put to alternative use, some or all of our interests in various operating assets, in order to maximize the values of such assets, we completed in the quarter, the following:
•	The sale of our Puerto Rico circuit as of June 8, 2005 consisting of six leasehold cinemas with 48 screens for $2.3 million plus assumed liabilities. This sale generated a gain of $1.6 million for the quarter and represents the culmination of four years effort. Our Puerto Rico circuit had underperformed for a number of years principally due to competition from the dominant exhibitor in that market who currently controls in excess of 80% of that market. While we have brought an anti-trust action against that competitor, we believe that the prospects for Puerto Rico are far less attractive than opportunities currently available to us in Australia and New Zealand, and have accordingly, chosen to focus our overseas operations in these markets. As a result of the lack of any major blockbuster film in Puerto Rico and the generally poor product available for show during Q2 2005, and the loss of 3 weeks trading due to the sale, the EBITDA(1) from the circuit was approximately $1.4 million lower than in Q2 2004.

•	The sale on May 17, 2005 of our last remaining non-entertainment domestic property, other than land, our Glendale California office building, for $21.0 million. This sale generated a gain of $12.0 million. All the cash proceeds from the sale, approximately $10.3 million, were used in the purchase for $12.2 million of the Cinemas 1, 2 & 3 land and of the landlord’s interest in the ground lease, encumbering the land, as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code. The sale of the Glendale building on May 17, 2005 resulted in a negative effect on the EBITDA(1) for Q2 2005 as compared to the same quarter in 2004, of approximately $251,000.
     Revenue from continuing operations (all financial information in the attached pages relating to the sold assets, is included under separate headings marked “held for sale” or “discontinued operation”, this includes prior year data which has been restated) increased from $20.0 million in Q2 2004 to $24.9 million in 2005, a 24.2% increase. This increase was despite a continuing industry-wide lackluster film release schedule, in the cinema exhibition aspects of our operations and despite declining average per screen revenues in Australia and New Zealand. Top grossing films for Q2 2005 were led by “Star Wars: Episode III: Return of the Sith”, followed by “Mr. and Mrs. Smith” and “Madagascar”. The late-year 2004 acquisitions in Australia and New Zealand continue to add to the cinema revenue, which was up by approximately $2.0 million in each of the countries. Real estate revenue in the US was up $286,000 for the quarter from last year, primarily from our live theater rentals. In New Zealand also, the late-year real estate acquisitions made in conjunction with the purchase of the “Movieland” cinemas, are the primary drivers of the real estate revenue growth of $537,000. There was only marginal help from currency from year-to-year.
     As a percent of revenue, operating expense, at 79.3% in the 2005 quarter was slightly worse than the 77.9% in Q2 2004. The primary driver for this was a drop in per screen revenues, due to, in our view, lackluster product mix and the ongoing effects of the integration of the acquisitions resulted in a higher cost/revenue mix. Our cinema admissions decline in Australia and New Zealand have been in line with results generally in the cinema exhibition industry in those markets.

     Depreciation and amortization was up $355,000 or 13.4%, from $2.7 million to $3.0 million for the 2005 quarter. This increase reflects the 2004 acquisitions of the “Anderson” and “Movieland” circuits.
     General and administrative expense grew $635,000 or 18.2%, from $3.5 million to $4.1 million in the 2005 quarter. This increase was primarily due to the higher legal expenditures with respect to the prosecution of our continuing anti-trust litigation in the US.
     The other significant drivers that effected the 2005 quarter compared to the 2004 quarter were:
•	In the 2004 quarter, a gain on realized currency transactions was the primary driver for the $1.6 million “other income,” as compared to “other income” of $745,000 in the 2005 quarter, a reduction of $817,000.

•	In the 2005 quarter, income from discontinued operations of $12.9 million compared to $441,000 in the 2004 quarter, was almost totally made up of the gain on sale of the assets discussed above of $13.6 million.
     As a result of the above, we reported a net income of $10.5 million for the 2005 quarter compared to a loss of $584,000 in the 2004 quarter. Our reported EBITDA(1) at $14.5 million for the 2005 quarter was $11.2 million higher than the 2004 quarter. Adjusting for the $13.6 million gain on sale of assets, our EBITDA(1) was $914,000 compared to $3.3 million in the 2004 quarter. This shortfall of $2.4 million is reconciled as follows:

In Millions
Total shortfall	$(2.4)
Puerto Rico trading shortage	$1.4
Glendale office building rental shortage	$0.3
Legal cost increase	$0.6
Realized currency transaction gain shortage	$0.8

Increase in EBITDA(1) attributed to continuing operations	$0.7

First Half 2005 Summary
•	Revenue from continuing operations increased by 25.8% or $10.4 million, to $50.4 million in the first half 2005 compared to 2004, while the operating expense percentage remained constant at approximately 77% in both periods.

•	Depreciation and amortization increased by $744,000 to $6.2 million in 2005, driven primarily by the late-year cinema acquisitions in 2004.

•	General and administrative expense grew $1.0 million to $7.9 million in the 2005 period. This increase is predominantly due to the increase in legal expense in connection with the prosecution of our continuing anti-trust litigation in the US.

•	Interest expense increased by $490,000 to $1.6 million in 2005, due to higher borrowings and higher interest rates.

•	Other income decreased by $1.9 million to $879,000 in 2005, primarily due to realized currency transaction gains in 2004, not repeated in 2005.

•	Income from discontinued operations at $12.2 million in 2005 was driven by the above discussed gain on sale of $13.6 million.
     As a result we reported a net income of $8.1 million for the 2005 half year compared to a loss of $1.9 million in the 2004 half year. Our reported EBITDA(1) at $16.9 million for the half year 2005 was $10.9 million higher than the 2004 half year. Adjusting for the $13.6 million gain on sale of assets, our EBITDA(1) was $3.2 million compared to $6.0 million in the 2004 half year. This shortfall of $2.8 million is reconciled as follows:

In Millions
Total shortfall	$(2.8)
Puerto Rico trading shortage	$1.7
Glendale trading shortage	$0.3
Legal cost increase	$1.0
Realized currency transaction gain shortage	$1.9

Increase in EBITDA(1) attributed to continuing operations	$2.1

Balance Sheet
     Total assets at June 30, 2005 were $236.8 million compared to $230.2 million at December 31, 2004. The currency exchange rates for Australia and New Zealand as of June 30, 2005 were $0.7618 and $0.6959, respectively, and as of December 31, 2004, these rates were $0.7709 and $0.7125 respectively. As a result, currency had a slight negative effect on the balance sheet at June 30, 2005 compared to December 31, 2004.
     Cash and cash equivalents were only slightly down by $198,000 at $12.1 million compared to $12.3 million at December 31, 2004. The decrease in cash was primarily driven by:
•	$10.3 million related to the sale of our Glendale office building;

•	$2.3 million related to the sale of our Puerto Rico cinema operation; and

•	$15.3 million of new borrowings; offset by

•	$13.5 million of capital expenditures related to the on-going construction work on our Newmarket shopping center development;

•	$1.0 million related to the purchase of property and equipment in the U.S. and New Zealand;

•	$1.7 million used to support our Puerto Rico operation prior to its sale;

•	$963,000 attributed to our additional investment in the 205-209 East 57th Street Associates, LLC, the developer of Place 57 in Manhattan; and

•	$11.5 million paid for the acquisition of the land underlying the Cinemas 1, 2, 3 in New York.
     In addition, we have sufficient borrowing capacity under our new corporate facility from our Australian bank, to recoup substantially all of the working capital that we have invested in our 2004 Australian acquisitions, if we so choose. At the present time we have approximately $12.0 million in undrawn funds under our Australian Corporate Credit Facility and are in discussions with our bankers to raise that by a further $9.7 million for an aggregate of $21.7 million.

     As a result of the above, our negative working capital has been reduced to $5.0 million compared to $6.8 million at December 31, 2004. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.
     The resulting stockholders’ equity was $108.8 million at June 30, 2004 compared to $102.0 at December 31, 2004.
Real Estate Update
     205-209 East 57th Street Associates, LLC. During the first quarter of 2005, we increased our investment by $963,000 to $3.3 million in the 205-209 East 57th Street Associates, LLC (“57th Street Associates”). The increase in investment was done to maintain our 25% equity ownership in the joint venture, in light of certain higher than initially budgeted construction costs. Construction is currently anticipated to be complete by mid-2006, and condominium units in the project are currently being offered for sale. The managing member of 57th Street Associates reports that it now has under contract 58 out of 67 units, at an average selling price of $1,296 per square foot an increase of $196 per square foot from the project’s budget. We currently anticipate that construction will be completed and the sale of individual condominium units closed, during the second quarter of 2006.
Subsequent Events
     Stock Issuance Upon Exercise of Employees Stock Options. On July 11, 2005, we issued 925,000 shares of Class A Non-Voting Common Stock at an exercise price of $3.80 per share to Mr. James J. Cotter, our Chairman of the Board and Chief Executive Officer, in connection with options issued to him in July 2002 under our stock based compensation plan. Mr. Cotter paid the exercise price by surrendering 486,842 shares of Class A Non-Voting Common Stock, resulting in a net increase in the number of shares of Class A Non-Voting Common Stock outstanding of 438,158 shares.
     Cinemas 1, 2 & 3 Ground Lease. On August 3, 2005, our Board’s Audit and Conflicts Committee, comprised entirely of outside independent directors, approved management’s proposal to acquire from Sutton Hill Capital LLC (“SHC”) for $9.0 million, its tenant’s interest in the ground lease estate that is currently sandwiched between (i) our fee ownership of the underlying land and (ii) our current possessory interest as the tenant in the building and improvements constituting the Cinemas 1, 2 & 3 in Manhattan. We are advised that the transactional documentation has been substantially approved by SHC, and it is currently anticipated that we should be able to close the transaction before the end of August. The Cinemas 1, 2 & 3 are located on 3rd Avenue between 59th and 60th Streets. Closing is subject to finalization of the necessary transactional documentation. Accordingly, no assurances can be given at this time that the above referenced transaction will ultimately close on the terms described above, or at all.
About Reading International, Inc.
     Reading International is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:
•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.
     Reading manages its worldwide cinema business under various different brands:
•	in the United States, under the
•	Reading brand,

•	Angelika Film Center brand (http://angelikafilmcenter.com/), and

•	City Cinemas brand (http://citycinemas.moviefone.com/);
•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the
•	Reading (http://www.readingcinemas.co.nz) and

•	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.
     Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.
     These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.
     Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:
•	With respect to our cinema operations:
°	The number and attractiveness to movie goers of the films released in future periods;

°	The amount of money spent by film distributors to promote their motion pictures;

°	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

°	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

°	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”
•	With respect to our real estate development and operation activities:
°	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

°	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

°	The availability and cost of labor and materials;

°	Competition for development sites and tenants; and

°	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:
°	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

°	The relative values of the currency used in the countries in which we operate;

°	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

°	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

°	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

°	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

°	Changes in applicable accounting policies and practices.
     The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.
     Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.
     Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.
     Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.
For more information, contact:
Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240
[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Statements of Operations	2005	2004	2005	2004
Revenue	$24,853	$20,015	$50,377	$40,031
Operating expense
Cinema/real estate	19,697	15,597	38,899	30,848
Depreciation and amortization	3,003	2,648	6,166	5,422
General and administrative	4,132	3,497	7,879	6,895

Operating loss	(1,979)	(1,727)	(2,567)	(3,134)

Interest expense, net	708	601	1,574	1,084
Other income	745	1,562	879	2,755
Income from discontinued operations	12,943	441	12,231	71
Income tax expense	220	134	453	435
Minority interest expense	281	125	419	110

Net income (loss)	$10,500	$(584)	$8,097	$(1,937)

Basic earnings (loss) per share	$0.48	$(0.03)	$0.37	$(0.09)

Diluted earnings (loss) per share	$0.48	$(0.03)	$0.37	$(0.09)

EBITDA*	14,520	3,277	16,858	5,961

EBITDA* change	11,243		10,897

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).
Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income (loss)	$10,500	$(584)	$8,097	$(1,937)
Add: Interest expense, net	708	601	1,574	1,084
Add: Income tax provision	220	134	453	435
Add: Depreciation and amortization	3,003	2,648	6,166	5,422
Adjustment for discontinued operations	89	478	568	957

EBITDA	$14,520	$3,277	$16,858	$5,961

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue
Cinema	$20,983	$16,969	$42,899	$34,014
Real estate	3,870	3,046	7,478	6,017

	24,853	20,015	50,377	40,031

Operating expense
Cinema	17,642	13,819	35,235	27,515
Real estate	2,055	1,778	3,664	3,333
Depreciation and amortization	3,003	2,648	6,166	5,422
General and administrative	4,132	3,497	7,879	6,895

	26,832	21,742	52,944	43,165

Operating loss	(1,979)	(1,727)	(2,567)	(3,134)

Non-operating income (expense)
Interest income	36	259	109	594
Interest expense	(744)	(860)	(1,683)	(1,678)
(Loss) gain on Sale of Assets	(3)	127	(3)	127
Other income	562	897	292	1,564

Loss before minority interest, income from discontinued operations, income tax expense, and equity earnings of unconsolidated investments	(2,128)	(1,304)	(3,852)	(2,527)
Minority interest expense	281	125	419	110

Loss from continuing operations	(2,409)	(1,429)	(4,271)	(2,637)
Discontinued operations:
Gain on disposal of business operations	13,610	—	13,610	—
(Loss) income from discontinued operations	(667)	441	(1,379)	71

Income (loss) before income tax expense and equity earnings of unconsolidated investments	10,534	(988)	7,960	(2,566)
Income tax expense	220	134	453	435

Income (loss) before equity earnings from unconsolidated investments	10,314	(1,122)	7,507	(3,001)
Equity earnings of unconsolidated investments	186	538	590	1,064

Net income (loss)	$10,500	$(584)	$8,097	$(1,937)

Earning (loss) per common share – basic:
Loss from continuing operations	$(0.11)	$(0.05)	$(0.19)	$0.00
Income (loss) from discontinued operations, net	0.59	0.02	0.56	(0.09)

Basic earnings (loss) per share	$0.48	$(0.03)	$0.37	$(0.09)

Weighted average number of shares outstanding – basic	21,988,031	21,899,290	21,988,031	21,899,290

Earning (loss) per common share – diluted:
Loss from continuing operations	$(0.11)	$(0.05)	$(0.19)	$0.00
Income (loss) from discontinued operations, net	0.59	0.02	0.56	(0.09)

Diluted earnings (loss) per share	$0.48	$(0.03)	$0.37	$(0.09)

Weighted average number of shares outstanding – diluted	21,988,031	21,899,290	21,988,031	21,899,290

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

	June 30,	December 31,
	2005	2004

ASSETS
Cash and cash equivalents	$12,094	$12,292
Receivables	5,354	7,162
Inventory	498	720
Investment in marketable securities, at cost	29	29
Restricted cash	8	815
Assets held for sale	—	10,931
Prepaid and other current assets	3,881	2,181

Total current assets	21,864	34,130

Property & equipment, net	149,969	131,672
Property held for development	28,168	27,346
Investment in unconsolidated joint ventures	8,327	7,352
Capitalized leasing costs, net	17	20
Goodwill	13,648	13,816
Intangible assets, net	11,544	11,957
Other assets	3,307	3,933

Total assets	$236,844	$230,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$12,255	$12,335
Film rent payable	4,502	3,508
Notes payable — current portion	1,088	401
Income taxes payable	7,046	6,714
Deferred current revenue	2,012	2,177
Liabilities related to assets held for sale	—	15,210
Other current liabilities	10	599

Total current liabilities	26,913	40,944

Notes payable — long-term portion	85,714	72,664
Deferred non-current revenue	543	522
Other liabilities	11,197	10,615

Total liabilities	124,367	124,745

Commitments and contingencies	—	—

Minority interest in consolidated subsidiaries	3,664	3,470

Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 34,524,983 issued and 20,533,550 outstanding at June 30, 2005 and 34,444,167 issued and 20,452,733 outstanding at December 31, 2004	205	205
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized, 2,148,745 issued and 1,495,490 outstanding at June 30, 2005 and 2,198,761 shares issued and 1,545,506 outstanding at December 31, 2004	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	124,536	124,307
Accumulated deficit	(46,805)	(54,902)
Accumulated other comprehensive income	30,862	32,386

Total stockholders’ equity	108,813	102,011

Total liabilities and stockholders’ equity	$236,844	$230,226